Smith Barney Aggressive Growth Fund
File Number 811-3762

SUPPLEMENT DATED SEPTEMBER 21, 2005
TO THE
STATEMENTS OF ADDITIONAL INFORMATION OF THE
FUNDS INDICATED BELOW

     The following information is included prior to the information included under the heading "Financial Statements" in the Statements of Additional Information of the Salomon Brothers Series Funds Inc, Salomon Funds Trust, Salomon Brothers Capital Fund Inc, Salomon Brothers Investors Value Fund Inc, Salomon Brothers Opportunity Fund Inc, Citifunds Trust I and Salomon Brothers Variable Series Funds Inc listed below and is included after the information included under the heading "Other Information About the Funds" in the Statement of Additional Information of Salomon Brothers Institutional Series Funds Inc:

Recent Developments

     The Funds have received information from Citigroup Asset Management ("CAM") concerning Smith Barney Fund Management LLC ("SBFM") and Salomon Brothers Asset Management Inc ("SBAM"), investment advisory companies that are a part of CAM. The Funds receive investment advisory and dministrative services from SBAM or SBFM, as the case may be. The information received from CAM is as follows:

     On September 16, 2005, the staff of the Securities and Exchange Commission (the "Commission") informed SBFM and SBAM that the staff is considering recommending that the Commission institute administrative proceedings against SBFM and SBAM for alleged violations of Section 19(a) and 34(b) of the Investment Company Act (and related Rule 19a-1). The notification is a result of an industry wide inspection by the Commission and is based upon alleged deficiencies in disclosures regarding dividends and distributions paid to shareholders of certain funds. In connection with the contemplated proceedings, the staff may seek a cease and desist order and/or monetary damages from SBFM or SBAM.

     SBFM and SBAM are cooperating with the Commission. Although there can be no assurance, SBFM and SBAM believe that these matters are not likely to have a material adverse effect on the funds or their ability to perform their respective investment advisory services relating to the funds.

     The Commission staff's recent notification will not affect the sale by Citigroup Inc. of substantially all of CAM?s worldwide business to Legg Mason, Inc., which Citigroup continues to expect will occur in the fourth quarter of this year.

SALOMON BROTHERS SERIES FUNDS INC
April 29, 2005
SALOMON FUNDS TRUST

April 29, 2005
SALOMON BROTHERS MID CAP FUND
SALOMON BROTHERS
NATIONAL TAX FREE BOND FUND
SALOMON BROTHERS CALIFORNIA TAX FREE BOND
FUND
SALOMON BROTHERS NEW YORK TAX FREE BOND FUND
SALOMON
BROTHERS CAPITAL FUND INC
April 29, 2005
ALOMON BROTHERS INVESTORS
VALUE FUND INC
April 29, 2005

SALOMON BROTHERS OPPORTUNITY FUND INC
December 30, 2004
CITIFUNDS
TRUST I
SALOMON BROTHERS AGGRESSIVE GROWTH FUND
April 29, 2005
SALOMON BROTHERS VARIABLE SERIES FUNDS INC
April 29, 2005
SALOMON
BROTHERS INSTITUTIONAL SERIES FUNDS INC

April 29, 2005